Exhibit 10.33

May 8, 2007

Rebecca L. Roedell

9000 Ranchview Court

Elk Grove, CA 95624

Dear Becky:

Sharper Image Corporation (the “Company”) is pleased to formally extend its offer of employment to you. The terms of our offer to you with respect to your employment are as follows:

1.	Date of Hire: We anticipate that you should be available to begin your employment on or about May 31, 2007.

2.	Title: Chief Financial Officer or as revised to reflect changes in duty or level. You will report to the Chief Executive Officer. This position is located in our headquarters in San Francisco, California.

3.	Salary: You will be paid a salary at an annual rate of $300,000, less applicable tax withholdings, payable in accordance with the Company’s normal payroll practice.

4.	Bonus: You will be eligible to participate in the Company’s incentive bonus plan, as from time to time in effect, or its successor plan(s) (the “Bonus Plan”), with a target bonus of 40% of base salary for achievement of performance objectives determined in its sole discretion by the Board of Directors (or its committee) and subject to the terms of the Bonus Plan. Any bonus payable for the Company’s 2007 fiscal year (i.e., the fiscal year ending in January 2008) under the terms of the Bonus Plan will be pro-rated based on your actual start date with the Company. For the Company’s 2007 fiscal year only, you will be guaranteed to receive 50% of your target bonus pro-rated based on your actual start date with the Company.

5.	Stock Options: The Company shall recommend that the Compensation Committee of the Board of Directors of the Company award 40,000 stock options to you in accordance with the terms of the Company’s stock option plan, as from time to time in effect. The options will have a maximum term of 10 years (subject to earlier termination if your employment terminates), vest 25% on each of the first four anniversaries of the date of grant, and will have an exercise price of the fair market value of the Company’s common stock (as defined in the Company’s stock option plan) on the date of grant. As soon as reasonably possible after the Compensation Committee approves your grant, you will be notified in writing as to the actual exercise price, vesting schedule and other information regarding your options.

6.	Benefit Plans: On your date of hire, you will be eligible to participate in various benefit plans and programs sponsored by the Company for its senior officers in effect from time to time including medical benefits, other than the Company’s profit sharing plan, in each case subject to the terms and conditions of such plans. You will receive 4 weeks vacation per fiscal year which shall accrue and carry over to subsequent fiscal years subject to the Company’s policy in place from time to time.

7.	Dues and Memberships: You will be eligible for reimbursement of membership dues and licensing fees for your CPA license (every two years), CPA continuing professional education requirements (80 hrs. every two years), and the annual individual membership fee for AICPA.

8.	401(k) Plan: You will be eligible to participate in the Company’s 401(k) Plan as in effect from time to time after you complete the eligibility requirements.

9.	Relocation: The Company will provide you a relocation package for the move of your household goods to the San Francisco area substantially as set forth on Schedule I. Nothing in the foregoing will require the Company to take any action that would be a violation of applicable law, including but not limited to Sarbanes Oxley. You agree, to the extent permitted by law, to repay any relocation amounts paid by the Company in the event your employment is terminated by the Company with cause (as defined in the Policy referenced below) or you resign, in either case prior to the one-year anniversary of your move. The relocation package will be available for a maximum of 6 months from your start date as Chief Financial Officer.

10.	Executive Severance: If your employment is terminated by the Company, you may be eligible to receive severance pay in accordance with the Company’s Executive Severance Pay Policy (the “Policy”), as in effect from time to time, provided that you satisfy the eligibility requirements set forth in the Policy, including without limitation, execution of a separation agreement which includes a release, restrictive covenants and confidentiality provisions satisfactory to the Company, in its sole discretion.

11.	Standard Agreements: You will be required to enter into the Company’s employment undertakings and comply with the Company’s policies each as in effect from time to time. The Company will forward to you its confidentiality and invention ownership agreement(s) which must be signed and returned to the Company prior to commencing service with the Company.

12.	Term: Notwithstanding the quotation of your salary above, your employment will be at-will, terminable for any reason by either you or the Company, without fixed term or notice.

13.	Interim Services: From May 8, 2007 until the commencement of your services as Chief Financial Officer hereunder (or until the earlier termination of this letter agreement by either party), you agree to be available for at least six hours per business day to provide consulting services as reasonably requested by the Company, with payment for your services at a rate of $1,200 per day of such services. In addition, during this consulting period, the Company will reimburse you for reasonable travel and lodging expenses in accordance with the Company’s reimbursement policies.

14.	Performance Warranty: You represent that you are not a party to any contract, agreement or understanding which prevents, prohibits or limits you in any way from entering into and fully performing any duties and responsibilities that may be assigned to you.

15.	Employment Authorization: The Company is required by law to obtain documentation of employment authorization and identity within three (3) days of your start date. As a condition of employment, you must complete the I-9 form included in your new hire package and bring, within three (3) days of your start date, the documentation of employment authorization and identity described on the reverse side of the I-9 form.

16.	Background Investigation: The Company will conduct background investigations on all pre-employment/post-offer applicants. A copy of the disclosure form is attached and the authorization form must be returned if you accept our offer of employment so that we can promptly conduct the background investigation.

17.	No Other Promises: You acknowledge that no other promises or representations were made to you other than in this letter, and that no other inducement caused you to sign this letter. This offer may not be amended, except by an agreement in writing, signed by both parties.

This offer is also contingent upon satisfactory background investigation and employment references. If you have not commenced your employment hereunder by May 31, 2007, the Company may withdraw this offer (and this letter agreement will terminate) upon 30 days’ written notice to you. Please sign and return the enclosed copy of this letter to me, signifying your acceptance of the terms and conditions of our offer to you along with the other required forms identified in this letter, in the postage paid envelope provided.

Please let me know if you have any questions.

Sincerely,

Steven A. Lightman

President and Chief Executive Officer

Enclosures

I understand and agree to the terms of the offer as outlined above by signing this letter and returning it to Human Resources within seven (7) business days of receipt.

Signature	Date

Schedule I – Relocation Package

1.	Home Sale Assistance:

(a) Professional home marketing assistance plan

(b) Home sale closing costs

2.	Temporary Living Reimbursement for 6 months:

(a) Lodging/housing, meals, and local transportation to and from Sacramento up to a maximum of $5,000 per month

3.	New Location Home Purchase:

(a) Attorney’s fees

(b) Home inspection and appraisal

(c) Closing costs and settlement fees; including discount and lender fees, recording fees, title search, and transfer taxes.

4.	Household Goods Movement:

(a) Packaging and shipping

(b) Transportation of vehicles

(c) Temporary storage of household items

(d) Full replacement insurance

5.	Miscellaneous Expenses

(a) Final Trip Move

(b) House Hunting Trips (2 trips)

(c) Miscellaneous expense allowance

6.	Home Sale Loss Reimbursement

(a) To a maximum of $30K of the original purchase price

7.	Tax Assistance

(a) Tax gross-up for all taxable expenses

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